Sierra Monitor Appoints Jeffrey Brown President and Chief Executive Officer

Brings Extensive Leadership and Management Experience in

Technology and Communications to the Company

Gordon Arnold Appointed Executive Advisor

Jim Norrod Appointed as a Director

Milpitas, California – October 17, 2017 – Sierra Monitor Corporation (OTCQB: SRMC), a leader in the design, manufacture and sale of electronic communications, safety and environmental instrumentation in high reliability applications, announced today that its board of directors has named Jeffrey Brown as its president and chief executive officer effective October 16, 2017. Mr. Brown succeeds Interim CEO Gordon R. Arnold, who will assume the position of Executive Advisor. Mr. Brown is a global executive leader and manager who brings a wealth of relevant experience to Sierra Monitor.

The Board of Directors has also appointed James D. Norrod as Member of the Board of Directors.

“Our actions today add outstanding management and visionary talent at the company leadership and board levels. Jeff Brown is an excellent fit for the task of accelerating the company’s growth into the IoT market while expanding its sales of our traditional connect and protect products. His software, SaaS, technical and business background combined with his experience in rapidly developing companies give me great confidence that he will be an exceptional leader for Sierra Monitor Corporation,” said Mr. Arnold. “The Board of Directors has developed a management transition plan providing continuity while positioning Jeff to lead the growth of the company in expanding markets.. This is an exciting transition for the company and I am looking forward to working with Jeff.”

“I also welcome Jim Norrod to the Board of Directors,” said Mr. Arnold. “Jim has a keen ability to develop and articulate long term operational and equity strategies resulting in enhanced shareholder value. I am sure that both the board of Directors and the management of the company will welcome Jim’s passion for correct positioning and strategizing the sales process.”

“I am delighted to have the opportunity to work with Gordon and the rest of the Sierra Monitor team to lead the company through this next stage of growth,” said Mr. Brown. “The company has the reputation of a trusted supplier of protocol gateways and fire and safety monitoring equipment. I am excited by the company’s recent move toward the ‘Internet of Things’, where we will provide revolutionary tools for our customers to deploy cloud connected solutions..”

Mr. Brown joins the company from Accuris Networks where he was the President and CEO. Jeff led Accuris to pivot to a SaaS model and deployed a world wide cloud solution for some of the largest wireless service providers.. Active in over sixty countries, the company’s customers include AT&T, Telefonica, Bell Mobility, and China Mobile. Prior to Accuris, Mr. Brown led various technology companies including Kineto Wireless, RadioFrame Networks and Data Critical Corporation. Jeff also held senior positions at AT&T and PacTel Cellular communications. Mr. Brown holds a BA Degree from University of California at Berkeley and an MBA from Golden Gate University.

Mr. James D. Norrod, also known as Jim, served since 2014 as President and CEO of Zhone Technologies successfully merging the company into DASAN Zhone Solutions where he served as Co-Chief Executive Officer until 2017. Jim started his career with IBM where he managed the General Motors account for more than 10 years. A visionary executive, he served as CEO of a number of technology companies successfully creating shareholder value through organic growth and strategic merger and acquisition activity. Mr. Norrod holds a BS in Economics from Oakland University and an MBA in Marketing from the University of Detroit.

Mr. Arnold was a member of the founding team of Sierra Monitor Corporation in 1979. He became president in 1984 and was subsequently appointed chief executive officer, secretary and chief financial officer. Mr. Arnold has been a director since 1984 and is chairman of the board. During his thirty-seven-year tenure leading the company, Mr. Arnold has overseen the company’s growth from a start-up, pre-shipping team to a profitable public company with strong technical competencies, a multi-national sales team, worldwide product installations and a highly stable workforce. Mr. Arnold will continue as a full-time executive advisor to help ensure a smooth leadership transition.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and SMC Cloud platform target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control. With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT Fire and Gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1978 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the emerging IIoT trend. The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Tamara Allen, CFO

tallen@sierramonitor.com